Liquidity Services Appoints Roger Gravley as New Chief Information Officer
Company veteran to manage deployment of new IT platform and services linked to growth strategy

Bethesda, MD – December 14, 2017 -- Liquidity Services (NASDAQ: LQDT), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, is pleased to announce the appointment of Roger Gravley as Chief Information Officer (CIO) for Liquidity Services, combining deep technical skills with extensive business knowledge to continue the Company’s transformation through enhanced digital services. The new role expands Mr. Gravley’s position on the Company’s leadership team reporting to Bill Angrick, Chairman and CEO of Liquidity Services. Mr. Gravley will maintain his current responsibilities as President of GovDeals, our online marketplace for state and local government agencies. The appointment is effective immediately.
As the Company’s top technology executive with a significant understanding of our customers and business operations, Mr. Gravley will partner with the Company’s leadership team to improve and optimize the Company’s technology platforms, operations, and services in support of customer satisfaction and long-term growth. Mr. Gravley will lead the implementation of our LiquidityOne e-commerce platform, ERP system upgrade and new returns management and self-service offerings to solve customer needs.
“Roger brings to this role a strong background in e-commerce, logistics and ERP technology and a significant understanding of our customers and organization. He has done an outstanding job growing the GovDeals marketplace over the last 3 years and, over the course of his career, he has been a proven leader in developing and mentoring teams, driving operational efficiency, and leading technology strategy and implementations which make him an ideal fit for this role,” said Bill Angrick, CEO of Liquidity Services.
Mr. Gravley brings to this role nearly 40 years of software development, database engineering and project management expertise. Prior to joining Liquidity Services, Mr. Gravley was an original founder of GovDeals and has led the growth of that business since 2014, including the improvement of IT systems to support seller and buyer marketing automation, user interface, and integration efforts with the rest of the company. Mr. Gravley has had a long and distinguished career in a number of large scale IT management roles with leading companies, including Unisys, Litton Computer Services, and Harris Data Systems, where he applied skills in project management as well as database engineering. Roger also served ten years in the U.S. Air Force as a linguist and computer programmer prior to commencing his career in the private sector.
About Liquidity Services
Liquidity Services (NASDAQ: LQDT) employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government clients. The company operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 10,000 clients worldwide. With nearly $7 billion in completed transactions, and 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.
Contact
Liquidity Services
Julie Davis, Senior Director
julie.davis@liquidityservices.com